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                                                                   EXHIBIT 10.76

                             SEPARATION AGREEMENT


         THIS SEPARATION AGREEMENT ("Agreement") is made and entered into as of the 24th day of March, 1997 by and between CHICO'S FAS, INC. ("Chico's") and MELISSA PAYNER (a/k/a MELISSA PAYNER-GREGOR) ("Payner").


                                  BACKGROUND


         Payner has served as an officer and employee of Chico's since July 1995. Since August 1, 1996, she has been serving as President of Chico's. The parties have determined that the senior officers of Chico's have different views with respect to the proper direction of the company and that these differences are not likely to be harmonized. Accordingly, management of Chico's has determined that it desires to reach an accommodation and understanding with Payner regarding the discontinuation of her employment, including the relative rights and obligations under the agreements referred to below.

         Payner and Chico's are parties to the following agreements: (1) an Employment Agreement dated July 8, 1995, as amended by Supplement to Employment Agreement dated as of May 1, 1996 and by Second Supplement to Employment Agreement dated as of July 1, 1996 (collectively, the "Employment Agreement");
(2) a Stock Option Agreement dated July 24, 1995 (the "1995 Stock Option Agreement"); (3) a Stock Option Agreement dated May 1, 1996, as amended by First Amendment to Stock Option Agreement dated July 12, 1996 (collectively, the "1996 Stock Option Agreement"); and an Indemnification Agreement dated July 31, 1995 (the "Indemnification Agreement").

         Payner and Chico's desire to finalize all rights and arrangements between them in connection with the discontinuation of Payner's employment at Chico's, including rights and obligations under the foregoing agreements.



1.       Discontinuation of Employment and Termination of Employment Agreement.

         Effective as of March 24, 1997, the parties agree that (i) Payner's employment by Chico's as President is discontinued, (ii) the Employment Agreement is terminated and of no further force and effect, and (iii) except as otherwise required by applicable law or as provided for in this Agreement, Payner relinquishes any and all continuing rights and benefits she may have under the Employment Agreement or as President of Chico's. The close of business on March 24, 1997 shall be referred to as the "Effective Time" under this Agreement.





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         2.       Payments to the Employee.

         Upon the execution of this Agreement, Chico's shall pay to Payner, as severance pay, an amount equal to $239,063.73, subject to any applicable federal and state employment taxes and other authorized withholdings, including without limitation social security and wage withholding.


         3.       COBRA Coverage; Premium Payment by Chico's.

         From the Effective Time and through the earlier of (a) the date Payner becomes employed by another business entity or (b) December 31, 1997 (the "COBRA Payment Termination Date"), Chico's will pay the premium cost of what is commonly referred to as COBRA coverage with respect to health and dental insurance coverage for Payner and her dependents. The cost for any COBRA coverage which may be available and may be desired by Payner after the COBRA Payment Termination Date shall be borne by Payner.


         4.       Reimbursements.

         Payner has advised Chico's that she has appropriate substantiation and can prepare appropriate expense reports for expenditures incurred prior to the Effective Time in connection with her employment by Chico's. If, on or before April 30, 1997 and in accordance with Chico's requirements and policies for expense substantiation and expense reports, Payner submits expense reports substantiating such expenditures, Chico's shall reimburse Payner for such expenditures on or before June 15, 1997.


         5.       Amendment to Stock Option Agreement and Related Matters.

         The parties hereto agree that, notwithstanding anything in Section 8 of the 1995 Stock Option Agreement that might be considered to be to the contrary, (i) no additional portion of the options issued under the 1995 Stock Option Agreement will vest as a result of this Agreement or the termination of employment occasioned hereby, (ii) 33 1/3% of the options thereunder will be considered vested and (iii) the period for exercise of such vested options shall extend for 90 days past the Effective Time, i.e. to June 24, 1997.

         The parties hereto acknowledge that no portion of the options issued under the 1996 Stock Option Agreement have vested as of the date of this Agreement, that no portion of such options will vest as a result of this Agreement and that no portion of the options thereunder will be considered vested.




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         The parties hereto further acknowledge that as a result of the termination of the Employment Agreement, Chico's shall have no obligation to issue any of the additional stock options contemplated by the Supplements to the Employment Agreement, specifically those designated as the 1997 Grant, the 1998 Grant, the 1999 Grant and/or the 2000 Grant.


         6.       Return of Company Assets and Property.

         As promptly as possible following the execution of this Agreement, Payner will return to Chico's (1) all company credit cards and company calling cards in Payner's possession, (2) all keys to any Chico's facility and equipment in Payner's possession, (3) the cellular phone issued to Payner by Chico's, and (4) all documents, papers, information and software remaining in her possession that she obtained from Chico's, or that belong to Chico's, without retaining any copies thereof.


         7.       Removal of Personal Property from Chico's Offices.

         Chico's acknowledges that certain property belonging to Payner may remain physically located at the Chico's offices, including without limitation, certain office furniture, computer equipment and wall hangings. Chico's agrees to permit Payner, during normal business hours and upon reasonable notice to a senior officer of Chico's, to remove or arrange for the removal of such personal effects.


         8.       Transition Consultation Services.

                  8.1 From the date hereof, through and including June 24, 1997, and for no additional compensation other than provided for in Section 2 and 3 hereof, Payner shall continue as a consultant employee of Chico's and, as such, shall make herself available, through her legal counsel unless otherwise agreed by Payner, to provide such advice and assistance as Chico's may from time to time during such period reasonably request in order to effectuate a smooth transition of management associated with Payner's departure from Chico's; provided that such services shall not exceed, without the consent of Payner, three hours per month.

                  8.2 Chico's anticipates that the consultation services required by this Section 8 will be provided by telephone.





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         9.       Resignations.

         Effective on or before the Effective Time, Payner will resign from all positions she may hold with Chico's, including all positions as an officer.


         10.      Property Rights and Use or Disclosure of Confidential
Information.

         Payner shall continue to be bound in all respects by the provisions of the Employment Agreement relating to Confidentiality as contained in Section 10 thereof and notwithstanding the termination of the Employment Agreement at the Effective Time, such Section 10 shall continue in force and effect as separately enforceable agreements as if such provisions were contained herein. Such continuing obligations shall be in addition to Payner's obligations arising under applicable law including without limitation the obligations relating to trade secrets arising under Chapter 688, Florida Statutes. As a result of the termination of the Employment Agreement, among other things, Payner is hereby relieved of the noncompetition restrictions in Section 11 of the Employment Agreement; provided that it is understood that the provisions of
Section 11 of this Agreement shall nevertheless be applicable.


         11.      Nonsolicitation.

         For a period of two (2) years following the Effective Time, Payner agrees she will refrain from and will not, directly or indirectly, as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or otherwise solicit any of the employees of Chico's to terminate their employment with Chico's.


         12.      Further Statements.

         Payner shall not hereafter (i) make any public or private oral or written statements that would directly or through clear implication disparage or discredit Chico's, or Marvin J. Gralnick, Helene B. Gralnick, Charles J. Kleman or Scott A, Edmonds (the "Chico's Senior Officers"), or (ii) take any affirmative action which is intended, or would reasonably be expected, to directly or through clear implication harm Chico's or any of the Chico's Senior Officers or its or any of their respective reputations or which would reasonably be expected to lead to unwanted or unfavorable publicity concerning Chico's or any of the Chico's Senior Officers.

         Chico's shall not hereafter (i) make any public or private oral or written statements that would directly or through clear implication disparage or discredit Payner or (ii) take any affirmative action which is intended, or would reasonably be expected, to directly or through clear implication harm



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Payner or Payner's reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity concerning Payner.

         By way of the joinder set forth at the end of this Agreement, each of Marvin J. Gralnick, Helene B. Gralnick, Charles J. Kleman and Scott A. Edmonds severally agree that he or she shall not hereafter (i) make any public or private oral or written statements that would directly or through clear implication disparage or discredit Payner or (ii) take any affirmative action which is intended, or would reasonably be expected, to directly or through clear implication harm Payner or Payner's reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity concerning Payner.

         If any such person wishes to make a public statement concerning the matters addressed by this Agreement, such person shall prior thereto provide a copy of such statement to the other person to whom the public statement relates and such other person may provide comments thereon; provided however, that nothing herein shall be deemed to prohibit any person from making any disclosure which its counsel reasonably deems necessary in order to fulfill such person's disclosure obligations imposed by law.

         It is expected that Chico's will issue a press release with respect to the consummation of this Separation Agreement. Chico's agrees that, within a reasonable amount of time prior to issuing such press release, it shall provide a copy of such statement to Payner and Payner's counsel and provide Payner and Payner's counsel the opportunity to provide comments with respect thereto (it being understood that such comments must be provided to Chico's and its counsel on a timely basis under the circumstances) and that any such press release that is issued shall be one that has been agreed upon by Chico's and Payner; provided however, that nothing herein shall be deemed to prohibit Chico's from making any disclosure or issuing a press release which its counsel reasonably deems necessary, from a timing standpoint and/or a content standpoint, in order to fulfill Chico's disclosure obligations imposed by law.


         13.      Indemnification Agreement.

         The parties hereby acknowledge that notwithstanding any other provision of this Agreement and notwithstanding the discontinuation of Payner's employment, the Indemnification Agreement shall continue to remain in full force and effect in accordance with its terms.


         14.      Releases.

                  14.1. Except for the obligations of Chico's arising under this Agreement, Payner hereby releases and fully discharges Chico's, its stockholders, directors, officers, affiliates, agents,



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employees, successors and assigns and each of Chico's Senior Officers, jointly and severally, from any and all claims or actions that Payner may have against Chico's, or any of its stockholders, directors, officers, affiliates, agents, employees, successors or assigns or any of Chico's Senior Officers, by reason of any matter, cause, happening or thing occurring from the beginning of time up to the date of this Agreement and related to or occurring in connection with Payner's employment by Chico's or Payner's separation therefrom. This release is intended to be broadly construed to encompass all possible legal and equitable claims, and is intended to include, but not be limited in any way to, claims for breach of contract, wrongful discharge, breach of the implied covenant of good faith and fair dealing and race, age, sex, national origin, handicap or other form of discrimination under either the state or federal laws prohibiting the same. Payner warrants and represents that she understands and acknowledges the significance and consequences of this release and waiver, and that such release and waiver are freely and voluntarily given.

                  14.2. Except for the obligations of Payner arising under this Agreement and any matter involving gross negligence or willful misconduct, if any, on the part of Payner in her capacity as an employee, officer or director of Chico's which resulted or results in a material loss to Chico's, Chico's, for itself and on behalf of its affiliates and each of Chico's Senior Officers, hereby releases and fully discharges Payner, her successors and assigns, jointly and severally, from any and all claims or actions known to any of Chico's Senior Officers that Chico's or any of its affiliates or any of Chico's Senior Officers may have against Payner, her successors or assigns, by reason of any matter, cause, happening or thing occurring from the beginning of time up to the date of this Agreement related to or occurring in connection with Payner's employment by Chico's or Payner's separation therefrom. This release is intended to be broadly construed to encompass all possible legal and equitable claims, and is intended to include, but not be limited in any way to, claims for breach of contract and breach of the implied covenant of good faith and fair dealing.


         15.      Remedies.

                  15.1. In the event that Chico's materially fails to comply with any of its obligations arising under this Agreement and shall not have cured such failure within 10 days after receiving written notice from Payner detailing such failure (if such cure is possible), Payner may elect to seek to enforce the obligations of Chico's arising under this Agreement.

                  15.2 In the event that Payner materially fails to comply with any of her obligations arising under this Agreement and shall not have cured such failure within 10 days after receiving written notice from Chico's detailing such failure (if cure is possible), Chico's shall be relieved of any then unfulfilled obligations arising under this Agreement, in addition to Chico's having such rights and remedies under applicable law as may then exist.




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         16.      Miscellaneous Provisions.

                  16.1. The payments required and transfers to be made to Payner hereunder, and the continuing obligations of Chico's to Payner as provided herein, are in complete and full satisfaction of the liabilities, duties and obligations of Chico's and its affiliates to Payner arising out of or relating to her employment with Chico's and its affiliates.

                  16.2. Failure by Chico's at any time to require performance of any provision of this Agreement shall not affect its right to require full performance thereof at any time thereafter. No waiver or delay in enforcing the terms of this Agreement by Chico's shall be construed as a waiver of any subsequent breach or default of the same or similar nature or of any other nature.

                  16.3 If, within 10 days after demand to comply with the obligations of one of the parties to this Agreement served in writing on the other, compliance or reasonable assurance of compliance is not forthcoming, and the other party engages the services of an attorney to enforce rights under this Agreement, the prevailing party in any action shall be entitled to recover all reasonable costs and expenses (including reasonable attorneys' fees before and at trial and in appellate proceedings).

                  16.4 This Agreement shall be binding upon and inure to the benefit of the successors in interest and assigns of the parties.

                  16.5 The parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in the Circuit Court of the Twentieth Judicial Circuit of the State of Florida in and for Lee County or in the United States District Court for the Middle District of Florida, Tampa Division. Such jurisdiction and venue are merely permissive; jurisdiction and venue shall also continue to lie in any court where jurisdiction and venue would otherwise be proper. The parties agree that they will not object that any action commenced in the foregoing jurisdictions is commenced in a forum non conveniens. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.

                  16.6 This Agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument, and shall become effective when each of the parties have executed at least one of the counterparts even if all the parties have not executed the same counterpart.

                  16.7 This Agreement is made and entered into the State of Florida, and shall be governed by and construed in accordance with the laws of such State.



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                  16.8. This Agreement contains the entire agreement of Chico's and Payner with respect to the subject matter hereof, and supersedes all prior agreements or understandings, written, oral or otherwise, with respect to the subject matter hereof.

                  16.9. This Agreement may be amended only by written instrument signed by Chico's and Payner.


         IN WITNESS WHEREOF, Payner and Chico's have executed this Agreement, effective as of the date first above written.

ATTEST:                              CHICO'S FAS, INC.


/s/ Charles J. Kleman                By: /s/ Marvin Gralnick
--------------------------              --------------------------------
                                     Title:      CEO
                                           -----------------------------


WITNESSES:


 /s/                                 /s/ Melissa Payner
--------------------------           -----------------------------------
                                     Melissa Payner
 /s/
--------------------------


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                                   JOINDER

         The undersigned, by execution hereof, do hereby join in the foregoing Separation Agreement dated as of March 24, 1997 by and between Chico's FAS, Inc. and Melissa Payner, but solely for the limited purpose of acknowledging the obligations hereunder of the undersigned individuals as specifically set forth in sections 12 and 14 of the foregoing Separation Agreement; in all other respects, the obligations to Payner under the foregoing Separation Agreement shall be solely those of Chico's.


WITNESSES:

   /s/                                 /s/ Marvin Gralnick
------------------------               ------------------------------
                                       Marvin J. Gralnick
   /s/
------------------------
                                       Date:  3/24/97
                                            -------------------------

   /s/                                 /s/ Helene Gralnick
------------------------               ------------------------------
                                       Helene B. Gralnick
  /s/
------------------------
                                       Date:  3/25/97
                                            -------------------------


  /s/                                  /s/ Charles J. Kleman
------------------------               ------------------------------
                                       Charles J. Kleman
  /s/
------------------------
                                       Date:  3/24/97
                                            -------------------------


 /s/                                   /s/ Scott Edmonds
------------------------               ------------------------------
                                       Scott A. Edmonds
 /s/
------------------------
                                       Date:  3/24/97
                                            -------------------------



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